Exhibit 10.8

THIS WARRANT CERTIFICATE WILL BE VOID IF NOT EXERCISED PRIOR TO
5:00 P.M., NEW YORK CITY TIME, ON AUGUST 7, 2020

WARRANT TO PURCHASE

19,254 SHARES OF COMMON STOCK OF

GENCO SHIPPING & TRADING LIMITED

PURSUANT TO THE GENCO SHIPPING & TRADING LIMITED 2014 MANAGEMENT INCENTIVE PLAN

ISSUE DATE:  August 7, 2014

No. W-33

This certifies that, for value received, Joseph Adamo (the “Holder”), is entitled to purchase from Genco Shipping & Trading Limited, a Marshall Islands corporation (the “Company”), subject to the terms and conditions hereof and the Plan, at any time before 5:00 p.m., New York time, on August 7, 2020 the number of fully paid and non-assessable shares of common stock of the reorganized Company authorized and issued pursuant to the Prepack Plan and the articles of incorporation of the reorganized Company (“Common Stock”) set forth above at the Exercise Price (as defined herein).  The Exercise Price and the number and kind of shares purchasable hereunder are subject to adjustment from time to time as provided in Article III of this Warrant Certificate.  The initial Exercise Price shall be $34.19.  In the event of any conflict between the terms hereof and the Plan, the terms of the Plan shall control.

ARTICLE I

DEFINITIONS

Section 1.1             Definition of Terms.  As used in this Warrant Certificate, the following capitalized terms shall have the following respective meanings:

(a)                 “Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

(b)                “Business Day” means any day on which commercial banks are not authorized or permitted to close in the City of New York, Borough of Manhattan.

(c)                 “Closing Sale Price” of the Common Stock on any date of determination means:

(i)             if the Common Stock is listed on the New York Stock Exchange or The NASDAQ Stock Market on such date, the average closing sale price per share of the Common Stock (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten (10) consecutive trading days immediately prior to such date of determination, as reported by the New York Stock Exchange or The NASDAQ Stock Market, as applicable;

(ii)            if the Common Stock is not listed on the New York Stock Exchange or The NASDAQ Stock Market on such date, the average closing sale price per share of the Common Stock (or if no closing sale price is reported, the average of the high bid and low asked prices or, if more than one in either case, the average of the average high bid and low asked prices) for the ten (10) consecutive trading days immediately prior to such date of determination, as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded;

(iii)          if the Common Stock is not listed on a U.S. national or regional securities exchange, the average last quoted sale price for the Common Stock (or, if no sale price is reported, the average of the high bid and low asked price for such date) for the ten (10) consecutive trading days immediately prior to such date of determination, in the over-the-counter market as reported by OTC Markets Group Inc. or other similar organization; or

(iv)          in all other cases, as determined in good faith by the Board of Directors of the Company (“Board of Directors”).

The Closing Sale Price shall be determined without reference to early hours, after hours or extended market trading.

The Closing Sale Price shall be appropriately adjusted by the Company in good faith if the “ex date” (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) occurs during the ten (10) consecutive trading days immediately prior to the day as of which “Current Sale Price” is being determined.

For these purposes the term “ex date”, when used:

(i)             with respect to any issuance or distribution, means the first (1st) date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution;

(ii)            with respect to any subdivision or combination of shares of Common Stock, means the first (1st) date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective; and

(iii)          with respect to any tender or exchange offer, means the first (1st) date on which the Common Stock trades regular way on such exchange or in such market after the expiration time of such offer.

Whenever such adjustments shall be made to the Current Sale Price as may be necessary or appropriate to effectuate the intent of this Warrant and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.

(d)                “Common Stock” has the meaning set forth in the preamble, and shall include any successor security as a result of any recapitalization, reorganization, reclassification or similar transaction involving the Company.

(e)                 “Company” has the meaning set forth in the preamble.

(f)                  “Date of Issuance” means August 7, 2014.

(g)                “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h)                 “Exercise Date” means any date, on or prior to the expiration of the Exercise Period, on which the Holder exercises the right to purchase the Warrant Exercise Shares, in whole or in part, pursuant to and in accordance with the terms and conditions described herein.

(i)                  “Exercise Form” has the meaning set forth in Section 2.4(b) hereof.

(j)                  “Exercise Period” has the meaning set forth in Section 2.2(c) hereof.

(k)                 “Exercise Price” has the meaning set forth in Section 2.1(a) hereof.

(l)                  “Fully Diluted” means all Common Stock outstanding as of the applicable measurement date together with all Common Stock then issuable upon (i) the conversion of convertible securities of the Company at the then applicable conversion rate, and (ii) the exercise of any options or warrants then exercisable for Common Stock; provided that, for purposes of clauses (i) and (ii), all conditions to the convertibility and/or exercisability of convertible securities, options and warrants of the Company, shall be deemed to have been satisfied.

(m)               “Governmental Authority” means any (i) government, (ii) governmental or quasi‑ governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case, whether federal, state, local, municipal, foreign, supranational or of any other jurisdiction.

(n)                “Holder” has the meaning set forth in the preamble.

(o)                 “Immediate Family Members”  has the meaning set forth in Section 4.1 hereof.

(p)                 “Initial Per Share Value” has the meaning set forth in Section 3.1(f) hereof.

(q)                 “Law” means all laws, statutes, rules, regulations, codes, injunctions, decrees, orders, ordinances, registration requirements, disclosure requirements and other pronouncements having the effect of law of the United States, the Republic of the Marshall

Islands, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

(r)                  “Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, sale of a majority of the Company’s assets or other transaction, in each case which is effected in such a way that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) cash, stock, securities or other assets or property with respect to or in exchange for Common Stock, other than a transaction which triggers an adjustment pursuant to Sections 3.1(a), (b) or (c).

(s)                 “Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, or any other entity (as such term is defined in the Bankruptcy Code).

(t)                  “Plan” means the 2014 Management Incentive Plan of the Company, as amended from time to time.

(u)                 “Prepack Plan” means the “Prepackaged Plan of Reorganization of the Debtors Under Chapter 11 of the Bankruptcy Code,” dated April 16, 2014 (as such plan may be modified, amended or supplemented from time to time).

(v)                “Pro Rata Portion of the Warrant” has the meaning set forth in Section 2.3(b)(i).

(w)                “Pro Rata Repurchase Offer” means any offer to purchase shares of Common Stock by the Company or any Affiliate thereof pursuant to (i) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (ii) any other offer available to substantially all holders of Common Stock to purchase or exchange their shares of Common Stock, in the case of both (i) or (ii), whether for cash, shares of capital stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a Subsidiary), or any combination thereof, effected while the Warrant is outstanding.  The “effective date” of a Pro Rata Repurchase Offer shall mean the date of acceptance of shares for purchase or exchange by the Company under any tender or exchange offer which is a Pro Rata Repurchase Offer or the date of purchase with respect to any Pro Rata Repurchase Offer that is not a tender or exchange offer.

(x)                 “Securities Act” means the Securities Act of 1933, as amended.

(y)                 “Service” means a continuous time period during which the Holder is at least one of the following:  an employee or a director of, or a consultant to, the Company.

(z)                 “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity (other than a corporation), a majority of the partnership, limited liability company or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company or other business entity gains or losses or shall be or control the general partner, the managing member or entity performing similar functions of such partnership, limited liability company or other business entity.

(aa)              “Third Party Cash Sale” means in any such case with a purchaser that is not an Affiliate of the Company: (i) any merger, consolidation, or other similar transaction or series of transactions to which the Company is a party and pursuant to which the Company is not the surviving Person in such transaction and the consideration received by the Company’s shareholders (directly or indirectly) consists solely of cash or (ii) the sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole and the consideration received by the Company’s shareholders (directly or indirectly) consists solely of cash.

(bb)             “Third Party Sale Price” means, with respect to any Third Party Cash Sale, the quotient of (x) the aggregate cash consideration received by the shareholders (directly or indirectly) in connection with the applicable Third Party Cash Sale, divided by (y) the number of Fully Diluted Shares of Common Stock outstanding immediately before the Third Party Sale Closing.

(cc)             “Warrant Exercise Shares” means the shares of Common Stock issued upon the applicable exercise of a Warrant.

Section 1.2             Rules of Construction.

(a)                 The singular form of any word used herein, including the terms defined in Section 1.1 hereof, shall include the plural, and vice versa.  The use herein of a word of any gender shall include correlative words of all genders.

(b)                Unless otherwise specified, references to Articles, Sections and other subdivisions of this Warrant are to the designated Articles, Sections and other subdivision of this Warrant as originally executed.  The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Warrant as a whole.

(c)                 References to “$” are to dollars in lawful currency of the United States of America.

(d)                 The Exhibits attached hereto are an integral part of this Warrant.

ARTICLE II

TERMS AND EXERCISE OF WARRANT

Section 2.1            Exercise Price.  Each Warrant shall entitle the Holder to, subject to the provisions of the Plan and of this Warrant Certificate, the right to purchase from the Company the number of shares of Common Stock, at the price of $34.19 per share (as the same may be hereafter adjusted in accordance herewith, the “Exercise Price”), specified on the first page of this Warrant Certificate.

Section 2.2             Exercise Period.  Subject to the further provisions of this Warrant Certificate, the Warrant shall be exercisable as follows:

(a)                 Subject to Section 2.2(b), the Warrant shall become exercisable with respect to a number of whole shares equal to one-third (1/3) of the shares subject to the Warrant on each of the first three (3) anniversaries of the Date of Issuance (rounding down to the nearest whole share on each of the first two (2) anniversaries and rounding up on the third (3rd) anniversary).  Each such anniversary is referred to as a “Vesting Date.”

(b)                In the event of a Change in Control of the Company, as defined in the Plan, the Warrant shall become exercisable in full on the effective date of the Change in Control.

(c)                The Warrant may be exercised by the Holder thereof, in whole or in part (but not as to a fractional share of Common Stock), at any time and from time to time after the Warrant becomes exercisable in accordance with Sections 2.2(a) and 2.2(b) hereof and prior to 5:00 P.M., New York time on the sixth (6th) anniversary hereof, unless terminated earlier pursuant to this Warrant Certificate or the Plan (the “Exercise Period”).   To the extent that the Warrant or portion thereof is not exercised prior to the expiration of the Exercise Period, it shall be automatically cancelled with no action by any Person, and with no further rights thereunder, upon such expiration.

Section 2.3            Termination of Service

(a)                If the Holder’s Service is terminated for cause, as defined in the Plan, or if the Holder resigns without the Company’s prior consent, the Warrant, to the extent not theretofore exercised, shall terminate upon the commencement of business on the date of the Holder’s termination of Service.

(b)                If the Holder’s Service is terminated due to the Holder’s death or disability (as defined below), then the Pro Rata Portion of the Warrant (as defined below) shall become exercisable as of such date in addition to the portion of the Warrant which is already exercisable as of such date.  The Warrant, to the extent exercisable as of the date of termination (including, but not limited to, the Pro Rata Portion of the Warrant), shall remain exercisable until the one (1) year anniversary of such termination (but in no event beyond the expiration of the Exercise Period), and the Warrant, to the extent not exercisable as of the date of termination, shall expire as of the date of termination.  For the purposes of this Section 2.3(b):

(i)              The “Pro Rata Portion of the Warrant” shall mean that number of shares with respect to which the Warrant that would become exercisable on the next Vesting Date multiplied by a fraction, the denominator of which is twelve (12) and the numerator of which is the number of completed months (measured from the day of the month of the Vesting Date to the same day of the following month) between the immediately preceding Vesting Date (or the Date of Issuance, if there is no preceding Vesting Date) and the date of termination of Service.

(ii)            “Disability” shall mean any physical or mental condition that would qualify the Holder for a disability benefit under the long-term disability plan maintained by the Company or, if there is no such plan, a physical or mental condition that prevents the Holder from performing the essential functions of the Holder’s position (with or without reasonable accommodation) for a period of six (6) consecutive months.  The existence of a disability shall be determined by the Company.

(c)                 If the Holder’s Service is terminated other than as set forth above, the Holder may exercise the Warrant (i) only to the extent that the Holder was entitled to exercise the Warrant on the termination of Service date; and (ii) exercise must occur within three (3) months after termination of Service but in no event after the original expiration date of the Warrant.

Section 2.4            Method of Exercise.

(a)                In connection with the exercise of the Warrant, the Exercise Price shall be paid as provided in this Section 2.4(a).  In connection with the exercise of the Warrant, the Holder of such Warrant shall exchange the Common Stock purchase rights represented thereby by surrendering such Warrant to the Company, together with a written notice to the Company that the Holder is exchanging the Warrant (or a portion thereof) for the number of Warrant Exercise Shares being exercised, up to the aggregate number of Warrant Exercise Shares for which this Warrant Certificate is exercisable, specified in the notice, from which the Company shall withhold and not issue to such Holder, in payment of the Exercise Price thereof, a number of such Warrant Exercise Shares equal to (x) the number of Warrant Exercise Shares for which the Warrant is being exercised, multiplied by (y) the Exercise Price, and divided by (z) the Closing Sale Price on the Exercise Date (and such withheld shares shall no longer be issuable under the Warrant, and the Holder shall not have any rights or be entitled to any payment with respect to such withheld shares); provided, however, that the shares withheld, when valued based on the fair market value determined under Treasury Regulation 1.409A-1(b)(5)(iv)(A), shall have a value not less than the aggregate Exercise Price.  The issuance of any shares shall be subject to Section 3.6 of the Plan with respect to withholding of taxes and the Company may appropriately reduce the number of Warrant Exercise Shares in order to satisfy any withholding obligation.

(b)                Subject to the terms and conditions of the Plan and this Warrant Certificate, the Holder of a Warrant may exercise, in whole or in part, such Holder’s right to purchase the Warrant Exercise Shares issuable upon exercise of such Warrant, by providing an exercise form for the election to exercise such Warrant (“Exercise Form”) substantially in the form of Exhibit A hereto, properly completed and duly executed by the Holder thereof to the Company.

(c)                Any exercise of the Warrant pursuant to the terms of this Warrant Certificate shall be irrevocable and shall constitute a binding agreement between the Holder and the Company, enforceable in accordance with its terms.

(d)                Upon receipt of an Exercise Form pursuant to Section 2.4(a), the Company shall:

(i)             examine such Exercise Form and all other documents delivered to it by or on behalf of Holder as contemplated hereunder to ascertain whether or not, on its face, such Exercise Form and any such other documents have been executed and completed in accordance with their terms and the terms hereof; and

(ii)            if an Exercise Form or other document appears, on its face, to have been improperly completed or executed or some other irregularity in connection with the exercise of the Warrant exists, endeavor to inform the appropriate parties (including the person submitting such instrument) of the need for fulfillment of all requirements, specifying those requirements which appear to be unfulfilled.

(e)                The Company reserves the right to reasonably reject any and all Exercise Forms that it determines, in its sole discretion, are not in proper form or for which any corresponding agreement by the Company to exchange would, in the opinion of the Company, be unlawful.  Any such determination by the Company shall be final and binding on the Holder, absent manifest error.  Moreover, the Company reserves the absolute right to waive any of the conditions to any particular exercise of Warrant or any defects in the Exercise Form(s) with regard to any particular exercise of the Warrant.  The Company shall not be under any duty to give notice to the Holder of any irregularities in any exercise of the Warrant, nor shall it incur any liability for the failure to give such notice.

Section 2.5            Issuance of Common Stock.

(a)                Upon exercise of the Warrant pursuant to Section 2.4, the Company shall promptly at its expense, and in no event later than five (5) Business Days thereafter, cause to be issued to the Holder of  the Warrant the total number of whole shares of Common Stock for which the Warrant is being exercised, subject to Section 2.4(a) (as the same may be hereafter adjusted pursuant to Article III) in such denominations as are requested by the Holder.

(b)               Notwithstanding the five (5) Business Day period described in Section 2.5(a), the Warrant Exercise Shares shall be deemed to have been issued to the Holder at the time at which all of the conditions to such exercise have been fulfilled, and the Holder shall be deemed for all purposes to have become the holder of such Warrant Exercise Shares at such time.

(c)                If less than all of the shares evidenced by the Warrant Certificate are exercised at any time prior to the termination of the Exercise Period, a new Warrant Certificate

or Warrant Certificates shall be issued for the remaining number of shares evidenced by the Warrant Certificate.

Section 2.6            Reservation of Shares.   The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of the Warrant, a number of shares of Common Stock equal to the aggregate Warrant Exercise Shares issuable upon the exercise of the Warrant.  The Company shall use commercially reasonable efforts to take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violating the Company’s governing documents or any requirements of any national securities exchange upon which shares of Common Stock may be listed.  The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Warrant.

Section 2.7            Fractional Shares.  Notwithstanding any provision to the contrary contained in this Warrant Certificate, the Company shall not be required to issue any fraction of a share of its capital stock in connection with the exercise of the Warrant, and in any case where the Holder would, except for the provisions of this Section 2.7, be entitled under the terms of the Warrant to receive a fraction of a share upon the exercise of the Warrant, the Company shall, upon the exercise of the Warrant, issue or cause to be issued only the largest whole number of Warrant Exercise Shares issuable upon such exercise (and such fraction of a share will be disregarded, and the Holder shall not have any rights to be entitled to any payment with respect to such fraction of a share); provided, that if more than one (1) Warrant is presented for exercise at the same time by the same Holder, the number of whole Warrant Exercise Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Exercise Shares issuable upon exercise of all such Warrants.

Section 2.8            Public Offering.  Notwithstanding any other provision hereof, if an exercise of any portion of a Warrant is to be made in connection with a registered public offering or the sale of the Company, the exercise of any portion of such Warrant may, at the election of the holder thereof, be conditioned upon the consummation of such registered public offering or sale of the Company, in which case such exercise shall be deemed to be effective concurrently with the consummation of such transaction.

Section 2.9            Close of Books; Par Value.  The Company shall not close its books against the transfer of any Warrant or any Warrant Exercise Shares in any manner which interferes with the timely exercise of such Warrant.  The Company shall use commercially reasonable efforts to, from time to time, take all such action as may be necessary to assure that the par value per share of the unissued shares of Common Stock acquirable upon exercise of each Warrant is at all times equal to or less than the Exercise Price then in effect.

Section 2.10          Payment of Taxes.   The Company shall not be required to pay any tax or other charge imposed in respect of any transfer involved in the issue and delivery of any shares of Common Stock (including certificates therefor) or payment of cash or other property to any recipient other than the Holder of the Warrant surrendered upon the exercise of a Warrant, and in case of such transfer or payment, the Company shall not be required to issue or deliver any shares or pay any cash until (a) such tax or charge has been paid or an amount sufficient for the payment thereof has been delivered to the Company or (b) it has been established to the Company’s satisfaction that any such tax or other charge that is or may become due has been paid.

ARTICLE III

ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF
WARRANT EXERCISE SHARES

In order to prevent dilution of the rights granted under each Warrant, the Exercise Price shall be subject to adjustment from time to time as provided in this Article III, and the number of shares of Common Stock obtainable upon exercise of each Warrant shall be subject to adjustment from time to time as provided in this Article III; provided, however, that no such adjustment shall be made to the extent that it would cause the Warrant to be subject to tax under Section 409A of the Internal Revenue Code of 1986, as amended.

Section 3.1            Adjustments.

(a)                Subdivision or Combination of Common Stock. If the Company at any time after the issuance of the Warrant but prior to the expiration of the Exercise Period subdivides (by any stock split, stock dividend or reclassification) the Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and the number of Warrant Exercise Shares issuable upon exercise of the Warrant shall be proportionately increased.  If the Company at any time prior to the expiration of the Exercise Period combines (by reverse stock split, or reclassification) the Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately increased and the number of Warrant Exercise Shares issuable upon exercise of the Warrant shall be proportionately decreased. Any adjustment under this Section 3.1(a) shall become effective immediately upon the effectiveness of such subdivision or combination.

(b)                Distributions. If the Company at any time after the issuance of the Warrant but prior to the expiration of the Exercise Period fixes a record date for the making of a distribution to all holders of shares of the Common Stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding dividends or distributions referred to in Section 3.1(a)), then, in each such case, the Exercise Price in effect prior to such record date shall be adjusted thereafter to the price determined by the following formula:

EP1 = EP0  x (CP0 - FV)/CP0

where

EP1	=	the Exercise Price in effect immediately following the application of the adjustments in this Section 3.1(b);

EP0	=	the Exercise Price in effect immediately prior to the application of the adjustments in this Section 3.1(b);

CP0	=	the Closing Sale Price of the Common Stock on the last trading day preceding the first date on which the Common Stock trades regular way without the right to receive such distribution; and

FV	=
the amount of cash and/or the fair market value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one (1) share of Common Stock, as determined by the Board of Directors, acting in good faith.

Such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of Warrant Exercise Shares issuable upon the exercise of the Warrant represented by this Warrant Certificate shall be increased to the number obtained by dividing (x) the product of (1) the number of Warrant Exercise Shares issuable upon the exercise of the Warrant represented by this Warrant Certificate before such adjustment, and (2) the Exercise Price in effect immediately prior to the adjustment by (y) the new Exercise Price immediately following such adjustment.

In the event that such distribution is not so made, the Exercise Price and the number of Warrant Exercise Shares issuable upon exercise of the Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Warrant Exercise Shares that would then be issuable upon exercise of the Warrant if such record date had not been fixed.

(c)                  Pro Rata Repurchase Offer of Common Stock.  If at any time after the issuance of the Warrant but prior to the expiration of the Exercise Period the Company consummates a Pro Rata Repurchase Offer of Common Stock, then the Exercise Price shall be reduced to the price determined by the following formula:

EP1 = EP0  x  (OS0 x CP0) – AP
                       (OS0 – SP) x CP0

where

EP1	=	the Exercise Price in effect immediately following the application of the adjustments in this Section 3.1(c) (but in no event greater than EP0);

EP0	=	the Exercise Price in effect immediately prior to the application of the adjustments in this Section 3.1(c);

OS0	=	the number of Fully Diluted shares of Common Stock outstanding immediately before consummation of such Pro Rata Repurchase Offer;

CP0	=	the Closing Sale Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase Offer;

AP	=
the aggregate purchase price (including the fair market value, as determined in good faith by the Board of Directors, of any non-cash consideration included therein) paid for the shares of Common Stock repurchased in the Pro Rata Repurchase Offer; and

SP	=	the number of shares of Common Stock so repurchased in the Pro Rata Repurchase Offer.

In such event, the Warrant Exercise Shares issuable upon the exercise of the Warrant shall be increased to the number obtained by dividing (x) the product of (1) the Warrant Exercise Shares issuable upon the exercise of the Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the adjustment by (y) the new Exercise Price immediately following such adjustment. For the avoidance of doubt, no increase to the Exercise Price or decrease in the Warrant Exercise Shares issuable upon exercise of the Warrant shall be made pursuant to this Section 3.1(c).

(d)                Reorganization, Reclassification, Consolidation, Merger or Sale.  In connection with any Organic Change prior to the expiration of the Exercise Period, the Company shall make appropriate provision to ensure that the Holder of the Warrant shall have the right to acquire and receive, upon exercise of such Warrant, such cash, stock, securities or other assets or property as would have been issued or payable in such Organic Change (if the holder had exercised such Warrant immediately prior to such Organic Change) with respect to or in exchange, as applicable, for the number of Warrant Exercise Shares that would have been issued upon exercise of such Warrant, if such Warrant had been exercised immediately prior to the occurrence of such Organic Change.

(e)               Notwithstanding Section 3.1(d) or anything contained in this Warrant Certificate, in the event of any Third Party Cash Sale, the Company shall pay (or cause to be paid) to the Holders, with respect to each unexercised Warrant outstanding immediately prior to the consummation of such Third Party Cash Sale (the “Third Party Sale Closing”), cash in an amount equal to the excess, if any, of the Third Party Sale Price over the Exercise Price; provided, however, that no Holder shall be entitled to any payment hereunder with respect to any portion of the Third Party Sale Price that is contingent, deferred or escrowed unless and until such amounts are actually paid to the holders of Common Stock or to the Company or its Subsidiaries, as applicable.  Upon the occurrence of a Third Party Sale Closing, all unexercised Warrants outstanding immediately prior to the Third Party Sale Closing shall automatically be terminated and cancelled and the Company shall thereupon cease to have any further obligations or liability with respect to the Warrants, except as required by this Section 3.1(e).  For the avoidance of doubt, the Holders shall not be entitled to any payment or consideration with respect to any Third Party Cash Sale with respect to which the Third Party Sale Price is equal to or less than the Exercise Price.

(f)                  Ordinary Dividends.  The Closing Sale Price of a share of Common Stock as of the Date of Issuance is $21.33 (the “Initial Per Share Value”).  In the event that the Exercise Price is adjusted pursuant to Section 3.1(a) hereof, the Initial Per Share Value shall be similarly adjusted.  To the extent that the adjustment under Section 3.1(b) with respect to ordinary dividends would reduce the Exercise Price below the Initial Per Share Value, as adjusted from time to time, such adjustment shall not be made unless otherwise permitted under Section 409A of the Code.

Section 3.2            Notices.  Whenever the number and/or kind of Warrant Exercise Shares or the Exercise Price is adjusted as herein provided, the Company shall prepare and deliver, or cause to be prepared and delivered, forthwith to the Holder a written statement setting forth the adjusted number and/or kind of shares purchasable upon the exercise of the Warrant and the Exercise Price of such shares after such adjustment, the facts requiring such adjustment and the computation by which adjustment was made, and give written notice to the Holder in the manner provided in Section 6.2 below, of the record date or the effective date of the event.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

Section 3.3            Form of Warrant After Adjustments.  The form of the Warrant Certificate need not be changed because of any adjustments in the Exercise Price or the number or kind of the Common Stock, and Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in Warrants, as initially issued.  The Company, however, may at any time in its sole discretion make any change in the form of Warrant Certificate that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Warrant Certificate, and any Warrant Certificate thereafter issued, whether in exchange or substitution for an outstanding Warrant Certificate, may be in the form so changed.

Section 3.4                  Deferral or Exclusion of Certain Adjustments.  No adjustment to the Exercise Price or the number of Warrant Exercise Shares shall be required hereunder unless such adjustment together with other adjustments carried forward as provided below, would result in an increase or decrease of at least one percent (1%) of the applicable Exercise Price or the number of Warrant Exercise Shares; provided, that any adjustments which by reason of this Section 3.4 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made for a change in the par value of the shares of Common Stock. All calculations under this Section 3.4 shall be made to the nearest one one-thousandth (1/1,000) of one cent ($0.01) or to the nearest one one-thousandth (1/1,000) of a share, as the case may be.

ARTICLE IV

TRANSFER AND EXCHANGE
OF WARRANTS

Section 4.1                   Transfer of the Warrant.  The Warrant shall only be assignable or transferable by will or by the laws of descent and distribution, subject to any transfer restrictions set forth in the Company’s Articles of Incorporation; provided, that the Holder may transfer all or a portion of the Warrant to (A) the Holder’s spouse, children or grandchildren (“Immediate

Family Members”), (B) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (C) other parties approved by the Company; provided, however, that no such transfer may be for consideration.

Section 4.2            Obligations with Respect to Transfers and Exchanges of the Warrant.

(a)                 All Warrant Certificates issued upon any registration of transfer or exchange of Warrant Certificates shall be the valid obligations of the Company, entitled to the same benefits under this Warrant Certificate as the Warrant Certificates surrendered upon such registration of transfer or exchange.

(b)                No service charge shall be made to the Holder for any registration, transfer or exchange but the Company may require payment of a sum sufficient to cover any stamp or other tax or other charge that may be imposed on the Holder in connection with any such exchange or registration of transfer.

Section 4.3                   Registry of Warrants.

(a)                The Company shall maintain a registry showing the name and address of the Holder as the registered holder of this Warrant Certificate. This Warrant Certificate may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

(b)                 The Company shall register the transfer of any portion of this Warrant Certificate in the registry upon the Holder’s compliance with this Article IV, provided that such transfer is made in compliance with the Securities Act and state securities laws.

Section 4.4            Fractional Warrants.  The Company shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a Warrant.

ARTICLE V

OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANTS

Section 5.1             No Rights or Liability as Stockholder.  Nothing contained in the Warrant shall be construed as conferring upon the Holder or his, her or its transferees the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any rights whatsoever as stockholders of the Company.  The consent of any Holder shall not be required with respect to any action or proceeding of the Company and no Holder shall have any right not expressly conferred hereunder. No holder, by reason of the ownership or possession of this Warrant shall have any right to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of Common Stock prior to, or for which the relevant record date preceded, the date of the exercise of this Warrant.  No provision hereof and no mere enumeration herein of the rights or privileges of the Holder shall give rise to any liability of such holder for the Exercise Price hereunder or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

Section 5.2            Notice to Holders.  The Company shall give notice to Holders by regular mail or press release if at any time prior to the expiration or exercise in full of the Warrants, any of the following events shall occur:

(a)                the payment of any dividend payable in any securities upon shares of Common Stock or the making of any distribution (other than a regular quarterly cash dividend) to all holders of Common Stock;

(b)                the issuance to all holders of Common Stock of any additional shares of Common Stock or of rights, options or warrants to subscribe for or purchase Common Stock or of any other subscription rights, options or warrants;

(c)                 a Pro Rata Repurchase Offer;

(d)                a dissolution, liquidation or winding up of the Company;

(e)                 an Organic Change; or

(f)                 the consummation of a Third Party Cash Sale.

Such giving of notice shall be initiated at least ten (10) days prior to the date fixed as the record date or the date of closing of the Company’s stock transfer books for the determination of the stockholders entitled to such dividend, distribution or subscription rights, or of the stockholders entitled to vote on such Organic Change, dissolution, liquidation or winding up, or of the proposed date of such Third Party Sale Closing or the proposed effective date of such Pro Rata Repurchase Offer, as applicable.  Such notice shall specify such record date or the date of closing the stock transfer books or proposed effective date, as the case may be.  Failure to provide such notice shall not affect the validity of any action taken in connection with any such dividend, distribution or subscription rights, Pro Rata Repurchase Offer, Third Party Cash Sale, or proposed merger, consolidation, sale, conveyance, dissolution, liquidation or winding up.  For the avoidance of doubt, no such notice shall supersede or limit any adjustment called for by Section 3.1 by reason of any event as to which notice is required by this Section 5.2.

Section 5.3            Lost, Stolen, Mutilated or Destroyed Warrant Certificates.  If this Warrant Certificate is lost, stolen, mutilated or destroyed, the Company shall issue and, if provided with all necessary information and documents, deliver, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence and an affidavit reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant Certificate, and, if requested by either the Company, a bond sufficient to indemnify the Company against any claim that may be made against the Company on account of the loss, theft, mutilation or destruction of any such Warrant Certificate or the issuance of such new certificate.  Applicants for such substitute Warrant Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe and as required by Section 8-405 of the Uniform Commercial Code as in effect in the State of New York.

Section 5.4             No Restrictive Legends.  No legend shall be stamped or imprinted on any stock certificate for Common Stock issued upon the exercise of any Warrant and or stock certificate issued upon the direct or indirect transfer of any such Common Stock.

Section 5.5            Cancellation of the Warrant.  If the Company shall purchase or otherwise acquire the Warrant, this Warrant Certificate shall thereupon be delivered to the Company to be cancelled by it and retired.  The Company shall cancel all Warrant Certificates surrendered, and accepted, for exchange, substitution, transfer or exercise in whole or in part.

Section 5.6            Reduction in Benefits.  Unless the Holder and the Company agree otherwise in writing, in the event that the Holder would incur an Excise Tax on any payments or benefits under this Warrant Certificate as a result of a Change of Control (or any other change described in Section 280G(b)(2) of the Code), the Company shall reduce the payments or benefits to be paid to or granted to Holder hereunder to the greater of (i) the maximum amount payable to the Holder without the imposition of any Excise Tax with respect to the Restricted Stock and (ii) the amount that yields the Holder the greatest after-tax amount of benefits under this Warrant Certificate after taking into account any Excise Tax imposed on Holder, whether due to payments and benefits under this Warrant Certificate or otherwise.  “Excise Tax” means the tax imposed by Section 4999 of the Code and any successor tax.  The determination of whether the Holder’s payments and benefits should be reduced and the amount of any such reduction shall be made by independent counsel selected by the Company (“Independent Counsel”).  For purposes of such determination, (x) the total amount of payments and benefits received by the Holder as a result of such Change in Control (or such other change) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of Independent Counsel, a payment or benefit hereunder (in whole or in part) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code and the Treasury Regulations under Section 280G of the Code (the “Regulations”), or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax; (y) the amount of the payments and benefits hereunder that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of such payments and benefits or (B) the amount of “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (after applying clause (x) hereof); and (z) the value of any noncash benefits or any deferred payment or benefit shall be determined by Independent Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  All fees and expenses of Independent Counsel shall be borne by the Company.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1             Binding Effects; Benefits.  This Warrant Certificate shall inure to the benefit of and shall be binding upon the Company and the Holder and their respective heirs, legal representatives, successors and assigns.  Nothing in this Warrant Certificate, expressed or implied, is intended to or shall confer on any person other than the Company and the Holder, or their respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Warrant Certificate.

Section 6.2            Notices.  Unless a provision herein permits notice by way of a press release, any notice or other communication required or which may be given hereunder shall be in writing and shall be sent by certified or regular mail (return receipt requested, postage prepaid), by private national courier service, by personal delivery or by facsimile transmission.  Such notice or communication shall be deemed given (i) if mailed, two (2) days after the date of mailing, (ii) if sent by national courier service, one (1) Business Day after being sent, (iii) if delivered personally, when so delivered, or (iv) if sent by facsimile transmission, on the Business Day after such facsimile is transmitted, in each case as follows:

if to the Company, to:

Genco Shipping & Trading Limited
299 Park Avenue
New York, New York 10171
Facsimile: (646) 443-8551
Attention: John C. Wobensmith

with copies (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Facsimile: (212) 715-8100
Attention: Thomas E. Molner

if to Holder, at its address or facsimile number as appears on the books of the Company maintained for such purpose or as specified in a notice given in accordance with this Section 6.2.

Section 6.3            Persons Having Rights under this Warrant Certificate.  Nothing in this Warrant Certificate expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Holder, any right, remedy, or claim under or by reason of this Warrant Certificate or of any covenant, condition, stipulation, promise, or agreement hereof.  All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Certificate shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns and the Holder.

Section 6.4            Counterparts.  This Warrant Certificate may be executed in any number of original or facsimile or electronic PDF counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 6.5            Effect of Headings.  The section headings herein are for convenience only and are not part of this Warrant Certificate and shall not affect the interpretation hereof.

Section 6.6            Amendments.

(a)                Subject to Section 6.6(b) below, this agreement may not be amended except in writing signed by both parties hereto.

(b)                 The Company may from time to time supplement or amend this Warrant Certificate or the Warrant:

(i)             without the approval of the Holder in order to cure any ambiguity, manifest error or other mistake in this Warrant Certificate or the Warrant, or to correct or supplement any provision contained herein or in the Warrant that may be defective or inconsistent with any other provision herein or in the Warrant, or to make any other provisions in regard to matters or questions arising hereunder that the Company may deem necessary or desirable and that shall not adversely affect, alter or change the interests of the Holder in any material respect, or

(ii)            with the prior written consent of the Holder.

(c)                Any amendment, modification or waiver effected pursuant to and in accordance with the provisions of this Section 6.6 will be binding upon the Holder and upon each future Holder and the Company.  In the event of any amendment, modification or waiver, the Company will give prompt notice thereof to the Holder and, if appropriate, notation thereof will be made on all Warrant Certificates thereafter surrendered for registration of transfer or exchange. Any failure of the Company to give such notice or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

Section 6.7            No Inconsistent Agreements; No Impairment.  The Company shall not, on or after the date hereof, enter into any agreement with respect to its securities which conflicts with the rights granted to the Holder in the Warrant or the provisions hereof.  The Company represents and warrants to the Holder that the rights granted hereunder do not in any way conflict with the rights granted to holders of the Company’s securities under any other agreements.  The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of the Warrant and in the taking of all such action as may be necessary in order to preserve the exercise rights of the Holder against impairment.

Section 6.8             Integration/Entire Agreement.  This Warrant Certificate is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Company and the Holder in respect of the subject matter contained herein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to the Warrant.  This Warrant Certificate and the Warrant supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 6.9             Governing Law, Etc.  This Warrant Certificate and each Warrant issued hereunder shall be deemed to be a contract made under the Laws of the State of New York and for all purposes shall be governed by and construed in accordance with the Laws of such State.  Each party hereto consents and submits to the jurisdiction of the courts of the State of New York and of the federal courts of the Southern District of New York in connection with any action or proceeding brought against it that arises out of or in connection with, that is based upon, or that relates to this Warrant Certificate or the transactions contemplated hereby.  In connection with any such action or proceeding in any such court, each party hereto hereby waives personal service of any summons, complaint or other process and hereby agrees that service thereof may be made in accordance with the procedures for giving notice set forth in Section 6.2 hereof.  Each party hereto hereby waives any objection to jurisdiction or venue in any such court in any such action or proceeding and agrees not to assert any defense based on forum non conveniens or lack of jurisdiction or venue in any such court in any such action or proceeding.

Section 6.10           Termination.  This Warrant Certificate will terminate on the earlier of (i) such date when the Warrant has been exercised with respect to all shares subject thereto, or (ii) the expiration of the Exercise Period.  The provisions of this Article VI shall survive such termination.

Section 6.11          Waiver of Trial by Jury.  Each party hereto hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Warrant Certificate and the transactions contemplated hereby.

Section 6.12          Remedies.  The Company hereby agrees that, in the event that the Company violates any provisions of a Warrant (including the obligation to deliver shares of Common Stock upon the exercise thereof), the remedies at law available to the Holder may be inadequate.  In such event, the Holder shall have the right, in addition to all other rights and remedies any of them may have, to specific performance and/or injunctive or other equitable relief to enforce the provisions of this Warrant Certificate.

Section 6.13          Severability.  In the event that any one or more of the provisions contained in this Warrant Certificate, or the application thereof in any circumstances, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions contained herein and therein shall not be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed by a duly authorized officer as of the day and year first above written.

GENCO SHIPPING & TRADING LIMITED

By:	/s/ John C. Wobensmith
Name: John C. Wobensmith
Title: Chief Financial Officer

EXHIBIT A

EXERCISE FORM FOR HOLDER
(To be executed upon exercise of Warrant)

The undersigned, being the holder of the Warrant Certificate issued by Genco Shipping & Trading Limited identified below, hereby irrevocably elects to exercise the right to purchase the number of shares of Common Stock indicated below pursuant to the net issuance exercise provisions of Section 2.4(a) of the Warrant Certificate.

Warrant Certificate Number

Number of Shares of Common Stock

(Total number of shares of Common Stock for which the Warrant is being exercised, before withholding for the Exercise Price.  Not to exceed the number of shares of Common Stock for which such Warrant is exercisable in the aggregate.)

Signature of Holder:

By:

Name:

Title:

Date: